Exhibit 99.66

Second 409A Amendment
to the
First National Bank of Northern California
Salary Continuation Agreement for
Jim Black

          First National Bank of Northern California, a national banking association (“Company”) and Jim Black (“Executive”) originally entered into the First National Bank of Northern California Salary Continuation Agreement (“Agreement”) on September 9, 2004, and amended by the 409A Amendment to the First National Bank of Northern California Salary Continuation Agreement for Jim Black dated July 21, 2006 (“First 409A Amendment”). Pursuant to Section 6.1 of the Agreement, the Company and the Executive hereby adopt this Second 409A Amendment, effective January 1, 2005 (“Amendment”), and intend this Amendment to supplement the First 409A Amendment.

RECITALS

          This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	Section 1.1, “Change of Control”, shall be deleted in its entirety and replaced with the following Section 1.1:

1.1 “Change of Control” shall mean a change in ownership or control of the Company as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

2.	Section 1.3, “Disability”, shall be deleted in its entirety and replaced with the following Section 1.3:

1.3 “Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

3.	Section 2.3.2, “Payment of Benefit,” shall be amended to delete the words “attaining Normal Retirement Age” and to replace them with the words “Separation from Service.”

4.	Section 2.4, “Disability Benefit”, shall be amended to delete the words “terminates employment due to Disability prior to Normal Retirement Age” and to replace them with the words “becomes Disabled”.

5.	Section 2.4.1, “Amount of Benefit”, shall be amended to delete the words “Termination of Employment” from the first sentence and to replace them with the word “Disability”.

6.	Section 2.4.2, “Payment of Benefit”, shall be amended to delete the words “Termination of Employment” and to replace them with the word “Disability”.

7.	Section 2.5.2, “Payment of Benefit,” shall be amended to delete the words “Executive attaining Normal Retirement Age” and to replace them with the words “Executive’s Separation from Service.”

8.	Section 2.6 shall be deleted in its entirety and replaced with the following Section 2.6:

2.6 Separation from Service. Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Executive’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

9.	Section 7.9, “Administration”, shall be deleted in its entirety and replaced with the following Section 7.9:

7.9 Administration. The Company shall have powers that are necessary to administer this Agreement, including but not limited to:

(a)	Establishing and revising the method accounting for the Agreement;

(b)	Maintaining a record of benefit payments;

(c)	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(d)	Interpreting the provisions of the Agreement, provided that such interpretations are made at all times in compliance with Section 409A of the Code.

10.	A new Section 7.11 shall be added as follows:

7.11 Certain Accelerated Payments. In certain limited circumstances the Company may make an accelerated distribution permissible to the Executive of deferred amounts, solely to the extent that such distribution meets the requirements of Section 1.409A-3(j)(4). In order to make such accelerated payments, both Executive and the Company must sign a written acknowledgement of the specific Section 1.409A-3(j)(4) exemption being relied upon by the Company in making the accelerated payments

11.	A new Section 7.12 shall be added as follows:

7.12 Subsequent Changes to Time and Form of Payment. Subject to the restriction set forth below, the Company may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)

the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made (i.e. If a distribution event occurs in the interim, the original distribution method must be followed);

(2)

the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

/s/ Thomas C. McGraw	/s/ Jim D. Black

For the Company	Jim Black

Date: December 22, 2008	Date: December 22, 2008